Exhibit 10.1

[***] Certain information in this document has been excluded pursuant to Regulation S-K,

Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

AMENDED AND RESTATED LICENSE AGREEMENT

BETWEEN

ONCTERNAL ONCOLOGY, INC.

AND

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

FOR

CASE NO. SD2005-212

CASE NO. SD2010-306

CASE NO. SD2011-178

CASE NO. SD2012-143

CASE NO. SD2012-403

CASE NO. SD2015-027

CASE NO. SD2015-200

CASE NO. SD2018-253

CASE NO. SD2019-278

CASE NO. SD2021-258

CASE NO. SD2024-045

UC AGREEMENT CONTROL No. 2024-0966

Exhibit 10.1

TABLE OF CONTENTS

Recitals……………………………………………………………………………2

Article 5: Patent Matters ....................................................................……. 19

Article 6: Governmental Matters……...............................................……... 22

Article 7: Termination or Expiration of the Agreement…………………….23

Article 8: Limited Warranty and Indemnification …...............………….... 24

Article 9: Use of Names and Trademarks .......................... ……….....…... 26

Article 10: Miscellaneous Provisions ...............................................………..27

Exhibit A: Title 17, California Code of Regulations

Exhibit B: Articles of Incorporation

Exhibit C: Patent Rights

Exhibit D: Biosite Service Agreement Obligations

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.1

AMENDED AND RESTATED LICENSE AGREEMENT

This Amended and Restated License Agreement (this “Agreement”) is made by and between Oncternal Oncology, Inc. (F/K/A Oncternal Therapeutics, Inc.), a Delaware corporation having an address at 12230 El Camino Real, Suite 230, San Diego, California 92130 and The Regents of the University of California, a California public corporation having its statewide administrative offices at 1111 Franklin Street, Oakland, California 94607-5200 (“UNIVERSITY”), represented by its San Diego campus having an address at University of California San Diego, Office of Innovation and Commercialization, Mail Code 0910, 9500 Gilman Drive, La Jolla, California 92093-0910 (“UC SAN DIEGO”). This Agreement is effective on the date of the last signature (“Effective Date”).

RECITALS

WHEREAS, the inventions disclosed in UC SAN DIEGO Disclosure Docket No. SD SD2005-212, SD2010- 306, SD2011-178, SD2012-143, SD2012-403, SD2015-027, SD2015-200, SD2018-253, SD2019-278, SD2021-258 and SD2024-045 and titled, respectively, “Method for determining leukemic cells apart from normal cells,” “Receptor tyrosine kinase-like orphan receptor (RORI) single chain Fv antibody fragment conjugates and methods of use thereof,” “Antitumor properties of particular monoclonal antibodies specific for RORI,” “Antihuman RORI-specific monoclonal antibodies,” “RORI peptide-based vaccine for RORI+ cancers,” “Cancer treatment using a new combination of antitumor compound and antitumor antibody,” “UC-961 blocks Wnt5a-induced non-canonical Wnt-signaling,” “Cirmtuzumab targeted RORI+ breast cancer stem cells that are selectively resistant to cancer chemotherapy,” “Chimeric antigen receptor modified T cells (CAR-T) for the treatment of hematological malignancies and solid tumor cancers”, “Treatment of Prostate Cancer” and “Glycoengineered forms of ROR-1 modalities and methods of use” ( collectively, “Inventions”), were made in the course of research at UC San Diego by Dr. Thomas Kipps, Dr, Charles Prussak and their associates (hereinafter and collectively, the “Inventors”) and are covered by Patent Rights as defined below;

WHEREAS, the research was sponsored in part by the Government of the United States of America and as a consequence this license is subject to overriding obligations to the Federal Government under 35 U.S.C. §§ 200-212 and applicable regulations;

WHEREAS, the development of the Inventions was sponsored in part by The California Institute for Regenerative Medicine (“CIRM”), CLL Global Research Foundation, Blood Cancer Research Fund, Breast Cancer Research Program and Leukemia and Lymphoma Society(“Sponsors”) and as a consequence this license is subject to overriding obligations to the same under the sponsorship agreements;

WHEREAS, LICENSEE obligations to CIRM under Title 17, California Code of Regulations are appended in EXHIBIT A;

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.1

WHEREAS, the Inventors are employees of UC San Diego, and they are obligated to assign all of their right, title and interest in the Inventions to UNIVERSITY;

WHEREAS, LICENSEE, through Hale BioPharma Ventures LLC, entered into a secrecy agreement (UC Control No. 2015-20-0548) with UNIVERSITY, effective May 18, 2015, for the purpose of evaluating the Inventions;

WHEREAS, LICENSEE entered into a secrecy agreement UC Control Number 2019-20-0370 effective February 17, 2019 with UNIVERSITY, for the purpose of evaluating the Inventions;

WHEREAS, LICENSEE entered into a Letter of Intent (UC Control No. 2016-30-0316) with UNIVERSITY, effective December 21, 2015, for the purpose of negotiating this Agreement;

WHEREAS, LICENSEE entered into a License Agreement (UC Control No. 2016-03-0432) with UNIVERSITY, effective March 31, 2016 (the “Original Agreement”); Amendment No. 1 (UC Control No. 2016-03-0432 (R501) effective May 10, 2017; Amended and Restated License Agreement (UC Control Number 2019-03-0137) effective August 31, 2018 (“Agreement”), Amendment No. 1 to the Agreement (UC Control Number 2019-03-0137 (R501) effective March 25, 2019; Amendment No. 2 to the Agreement (UC Control No. 2019-03-0137 (R502) effective May 15, 2019; and Amendment No. 3 to the Agreement (UC Control No. 2019-03-0137 (R503) effective February 5, 2021.

WHEREAS, UNIVERSITY is desirous that the Inventions be developed and utilized to the fullest possible extent so that its benefits can be enjoyed by the general public;

WHEREAS, LICENSEE is desirous of obtaining certain rights from UNIVERSITY for commercial development, use, and sale of the Inventions, and the UNIVERSITY is willing to grant such rights;

WHEREAS, LICENSEE understands that UNIVERSITY may publish or otherwise disseminate information concerning the Inventions at any time and that LICENSEE is paying consideration thereunder for its early access to the Inventions, not continued secrecy therein;

NOW, THEREFORE, the parties agree:

ARTICLE 1. DEFINITIONS

The terms, as defined herein, shall have the same meanings in both their singular and plural forms.

1.1 “ADC Product” means any product containing or comprising a ROR1 reactive Antibody (or antibody fragment) conjugated or fused directly or indirectly with a cytotoxic or cytostatic compound or radionuclide (or any other method of delivering a toxic moiety to a cell using an Antibody). For clarity, “ADC Product” includes, but is not limited to, any Bispecific Product conjugated, fused, or operatively linked directly or indirectly with a cytotoxic or cytostatic compound or radionuclide (or any other method of delivering a toxic moiety to a cell using an

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.1

Antibody), but excludes a Genetically Engineered Cellular Therapy or CAR-T Licensed Product (defined below).

1.2 “Affiliate” means any corporation or other business entity which is bound in writing by LICENSEE to the terms set forth in this Agreement and in which LICENSEE owns or controls, directly or indirectly, at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors, or in which LICENSEE is owned or controlled directly or indirectly by at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors; but in any country where the local law does not permit foreign equity participation of at least fifty percent (50%), then an “Affiliate” includes any company in which LICENSEE owns or controls or is owned or controlled by, directly or indirectly, the maximum percentage of outstanding stock or voting rights permitted by local law.

1.3 “Antibody” means all forms of antibodies, including, but not limited to: murine, chimeric, primatized, humanized, de-immunized and human; as well as all intact antibodies and antigen binding fragments thereof.

1.4 “Antibody Licensed Product” means any product containing or comprising a ROR1 reactive Antibody, including, without limitation, zilovertamab, that is not an ADC Product or a Bispecific Product. “Biosite Agreement” means the Service Agreement by and between Biosite Incorporated and University, dated June 14, 2010.“Bispecific Product” means any product containing or comprising a ROR1 reactive Antibody (or antibody fragment) conjugated, fused, or operatively linked to any other moiety such that such product can bind simultaneously one or more epitopes on ROR1 and one or more different targets (e.g., polypeptide, carbohydrate, or lipid) and covered under Patent Rights. For clarity, Bispecific Product does not include a Genetically Engineered Cellular Therapy or CAR-T Licensed Product, but does include “multispecific” Antibodies.

1.5 “BLA” means a Biologics License Application as described in 21 C.F.R. § 601.2, including any amendments thereto, or any corresponding application in a country or jurisdiction outside the U.S.

1.6 “Combination Product” means any product which is a Licensed Product (as defined below) and contains, other product(s) that is not an excipient, diluent, adjuvant, buffer and the like and (i) does not use Inventions, Technology or Patent Rights (as defined below); (ii) the sale, use or import by itself does not contribute to or induce the infringement of Patent Rights; (iii) is sold separately by LICENSEE, its Sublicensee (as defined below) or an Affiliate; and (iv) enhances the market price of the final product(s) sold, used or imported by LICENSEE, its Sublicensee, or an Affiliate.

1.7 “Field” means human therapeutic, diagnostic and preventive applications in all indications; provided that the “Field” does not include (i) the development or commercialization of an “ADC Product” (defined above), or (ii) a “Bispecific Product” (defined above).

1.8 “Genetically Engineered Cellular Therapy or CAR-T Licensed Product” means any product that is a genetically engineered immune effector cell expressing a ROR1 reactive Antibody or the genetic techniques to produce it, or other genetically engineered cellular

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.1

therapies having an affinity for ROR1. For clarity, a Genetically Engineered Cellular Therapy or CAR-T Product can also include additional Antibodies recognizing other cellular targets, or the genetic techniques to produce them, but does not include any Bispecific Product.

1.9 “Licensed Method” means any method that is claimed in Patent Rights (as defined below), the use of which in or for the Field would constitute, but for the license granted to LICENSEE under this Agreement, an infringement, an inducement to infringe or contributory infringement, of any Valid Claim within Patent Rights.

1.10 “Licensed Product” means any service, material, composition or product, or any product that uses Technology, or that is claimed in Patent Rights, or that is produced by the Licensed Method, or the manufacture, use, sale, offer for sale, or importation of which in each case of the foregoing, in or for the Field, would constitute, but for the license granted to LICENSEE under this Agreement, an infringement, an inducement to infringe or contributory infringement, of any Valid Claim within the Patent Rights, provided that Licensed Product shall not include an ADC Product or a Bispecific Product.

1.11 “Naked Antibody” means an Antibody that is used in unmodified form and is not conjugated or fused with another chemical or biological entity covered by the Patent Rights.

1.12 “Net Sales” means the total of the gross invoice prices of Licensed Products sold or leased by LICENSEE, Sublicensee, Affiliate, or any combination thereof, less the sum of the following actual and customary deductions where applicable and separately listed: cash, trade, or quantity discounts or rebates (as allowed under applicable law); sales tax, use tax, tariff, import/export duties or other excise taxes imposed on particular sales (except for value-added and income taxes imposed on the sales of Licensed Product in foreign countries); transportation charges; or credits to customers because of rejections, returns or recalls of Licensed Products or because of rebates or charge-backs. For purposes of calculating Net Sales, transfers to a Sublicensee or an Affiliate of Licensed Product under this Agreement for (i) end use (but not resale) by the Sublicensee or Affiliate shall be treated as sales by LICENSEE at list price of LICENSEE, or (ii) resale by a Sublicensee or an Affiliate shall be treated as sales at the list price of the Sublicensee or Affiliate.

1.13 “Patent Costs” means all out-of-pocket expenses for the preparation, filing, prosecution, and maintenance of all United States and foreign patents included in Patent Rights. Patent Costs shall also include out-of-pocket expenses for patentability opinions, inventorship determination, preparation and prosecution of patent application, re-examination, re-issue, interference, and opposition activities related to patents or applications in Patent Rights.

1.14 “Patent Rights” means UNIVERSITY’s rights in any of the following: (i) the patents and patent applications listed in EXHIBIT C attached hereto, (ii) all continuing applications of any of the foregoing, including divisions, substitutions, and continuations-in-part (but only to the extent the claims thereof are entirely supported in the specification and entitled to the priority date of the parent application), (iii) all patents issuing on any of the foregoing applications including reissues, reexaminations and extensions, and (iv) all corresponding foreign applications or patents of any of the foregoing.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.1

1.15 “Phase III Clinical Trial” shall mean a pivotal human clinical trial in any country the results of which could be used to establish safety and efficacy of Licensed Product as a basis for a BLA or that would otherwise satisfy requirements of 21 CFR 312.21(c), or its foreign equivalent.

1.16 “Sponsor’s Rights” means all the applicable provisions of any license to the United States Government executed by UNIVERSITY and the overriding obligations to the US Government under 35 U.S.C. §§ 200-212 and the overriding obligations to Sponsors under the sponsorship agreements with the same.

1.17 “Sublicense” means an agreement into which LICENSEE enters with a third party that is not an Affiliate for the purpose of (i) granting certain rights; (ii) granting an option to certain rights; or (iii) forbearing the exercise of any rights, granted to LICENSEE under this Agreement.

1.18 “Sublicensee” means a third party with whom LICENSEE enters into a Sublicense.

1.19 “Technology” means all relevant written technical information relating to the Inventions, which the Inventors may provide to LICENSEE prior to May 15, 2019, and (b) all technical information and regulatory filings related to the Inventions developed prior to May 15, 2019, including, but not limited to, methodologies for (i) T-cell culture and isolation, (ii) activation, transduction and expansion, and (iii) cryopreservation and storage.

1.20 “Term” means the period of time beginning on August 31, 2018 and ending on the later of (i) the expiration date of the longest-lived Patent Rights; or (ii) the fifteenth (15th) anniversary of the first commercial sale of Licensed Product.

1.21 “Territory” means world-wide where Patent Rights exist to the extent this license may legally be granted.

1.22 “Upstream University Agreements” means any agreement entered into by and between UNIVERSITY and one or more third parties under which UNIVERSITY has agreed, either on behalf of itself or any licensee or sublicensee of UNIVERSITY, to pay, or to cause its licensee or sublicensee to pay, any upfront payments, royalties, maintenance fees, milestone payments or other consideration in connection with the practice or use of the Licensed Patents or the Technology or the research, development, manufacture or commercialization of any Licensed Products, including without limitation, the Biosite Agreement as well as any agreement entered into by UNIVERSITY or LICENSEE with Xoma Technology Ltd., or any successor-in-interest thereto, as contemplated in the Biosite Agreement.

1.23 “Valid Claim” means any claim (a) issued in an unexpired patent which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction in the Territory following exhaustion of all possible appeal processes, and which has not been admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or (b) of a patent application pending, so long as at least one claim covering a Licensed Product in such patent application is being diligently prosecuted in the Territory.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.1

ARTICLE 2. GRANT

2.1 License. Subject to the limitations set forth in this Agreement and Sponsor’s Rights, UNIVERSITY hereby grants to LICENSEE, and LICENSEE hereby accepts, a license under Patent Rights to make and have made, to use and have used, to sell and have sold, to offer for sale, and to import and have imported Licensed Products and to practice Licensed Methods and to use Technology in the Field within the Territory and during the Term.

The license granted herein is (a) non-exclusive for US Patent No. 8,212,009 in the field of flow cytometry and imaging-based reagent sales; (b) co-exclusive (with other licensees of the Patent Rights) for the use of the Naked Antibody in a diagnostic application, the use of a Naked Antibody as an experimental control with respect to Licensed Products, and the use of a Naked Antibody as a framework for the Field; and (c) exclusive for all therapeutic uses and other remaining Patent Rights in the Field.

2.2 Sublicense.

(a) The license granted in Paragraph 2.1 includes the right of LICENSEE to grant Sublicenses to Affiliates or third parties during the Term but only for as long as the license is exclusive (except in the case of US Patent No. 8,212,009 where the Agreement is nonexclusive). If at any time an Affiliate no longer qualifies as an Affiliate under this Agreement, then any sublicense to the former Affiliate has to satisfy the requirements of paragraph 2.2(b).

(b) With respect to Sublicense granted to third parties pursuant to Paragraph 2.2(a), LICENSEE shall:

(i) not receive, or agree to receive, anything of value in lieu of cash as consideration from a third party under a Sublicense granted pursuant to Paragraph 2.2(a) without the express written consent of UNIVERSITY;

(ii) to the extent applicable, include all of the rights of and obligations due to UNIVERSITY (and, if applicable, the Sponsor’s Rights) and contained in this Agreement;

(iii) promptly provide UNIVERSITY with a copy of each Sublicense issued; and

(iv) collect and guarantee payment of all payments due, directly or indirectly, to UNIVERSITY from Sublicensees and summarize and deliver all reports due, directly or indirectly, to UNIVERSITY from Sublicensees.

(c) Upon termination of this Agreement for any reason, UNIVERSITY, at its sole discretion, shall determine whether LICENSEE shall cancel or assign to UNIVERSITY any and all Sublicenses.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.1

2.3 Reservation of Rights. UNIVERSITY reserves the right to:

(a) use the Inventions, Technology and Patent Rights for educational and research purposes;

(b) publish or otherwise disseminate any information about the Inventions and Technology at any time; and

(c) allow other nonprofit institutions to use and publish or otherwise disseminate any information about Inventions, Technology and Patent Rights for educational and research purposes.

2.4 Upstream University Agreements. To the extent of the actual knowledge of the licensing professional managing the Inventions, the Upstream University Agreements are in full force and effect. LICENSEE agrees to abide by the obligations set forth in EXHIBIT D which have been excerpted from the Biosite Agreement.

ARTICLE 3. CONSIDERATION

3.1 Fees and Royalties. The parties hereto understand that the fees and royalties payable by LICENSEE to UNIVERSITY under this Agreement are partial consideration for the license granted herein to LICENSEE under Technology and Patent Rights. LICENSEE shall pay UNIVERSITY:

(a) University acknowledges and agrees that a license issue fee of five hundred thousand dollars (US$500,000) was timely paid by LICENSEE; and additional consideration in the form of 1,250,000 shares (5%) of the LICENSEE’s common stock was delivered.

(b) license maintenance fees of twenty-five thousand dollars (US$25,000) per year and payable on August 31, 2019 and annually thereafter on each anniversary; provided however, that LICENSEE’s obligation to pay this fee shall end on the date when LICENSEE is commercially selling a Licensed Product;

(c) a license restatement fee of five thousand dollars (US$5,000) payable within thirty (30) days of receipt of an invoice;

(d) milestone payments in the amounts noted below and payable within thirty (30) days of the occurrence, according to the following schedule or events:

A.
For the first Antibody Licensed Product:

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.1

Event	Amount
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

B. For the first Genetically Engineered Cellular Therapy or CAR-T Licensed Product:

Event	Amount
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

C. Sales Milestones for all Licensed Products:

LICENSEE shall pay UNIVERSITY sales milestones upon the cumulative Net Sales of all Licensed Products according to the following schedule:

(i)
Of at least $[***] $[***]

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.1

(ii)
Of at least $[***] $[***]
(iii)
Of at least $[***] $[***]
(iv)
Of at least $[***] $[***]
(v)
Of at least $[***] $[***]

provided, however, that in no event will any milestone set forth in this Agreement be due more than once.

(e) an earned royalty of [***] on Net Sales of Antibody Licensed Products by LICENSEE and/or its Affiliate(s); an earned royalty of [***] on Net Sales of Genetically Engineered Cellular Therapy or CAR-T Licensed Products by LICENSEE and/or its Affiliate(s);

provided, however, that no more than one earned royalty shall be due under this Agreement with respect to the sale of any Licensed Product; and

provided, further, that the earned royalty due on Net Sales of Combination Product by LICENSEE and/or its Affiliate(s) shall be calculated as below:

Earned Royalties due UNIVERSITY = [A/(A+B)] x royalty rate on Net Sales of the Licensed Products x Net Sales of Combination Product, where:

A is the separately listed sale price of the Licensed Product; and

B is the separately listed sale prices of the individual products that satisfy the requirements outlined in Paragraph 1.7 (“Combination Products”). In no event shall the amount payable to UNIVERSITY be less than [***] of the amount otherwise due.

For any products in B for which LICENSEE has reduced its earned royalties payable to UNIVERSITY under Paragraph 3.1(f) or (g), this provision shall not apply.

(f) In the event of (i) expiration of applicable Patent Rights to a Licensed Product while use of Technology still applies, and/or (ii) a Licensed Product is indicated for use in combination with another pharmaceutical product, the earned royalty shall be reduced by [***]. If LICENSEE has reduced its earned royalties payable to UNIVERSITY under Paragraph 3.1(e) or (g), this provision shall not apply.

(g) In the event LICENSEE is required to pay royalties or milestones to one or more third parties for patent or technology rights necessary to make, use or sell Licensed Products, LICENSEE may deduct [***] from the earned royalties payable to UNIVERSITY for every [***] LICENSEE actually pays to said third parties provided, however, except as otherwise set forth herein, in no event shall the amount payable to UNIVERSITY be less than [***] of the amount otherwise due. If LICENSEE has reduced its earned royalties payable to UNIVERSITY under Paragraph 3.1(e) or (f), this provision shall not apply.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.1

(h) Sublicense Fees (defined below) received by LICENSEE from its Sublicensees that are not earned royalties according to the following schedule:

Development stage of Licensed Product Percent of Sublicense Fee

Prior to the initiation of the first Phase II clinical

trial for the Antibody Licensed Product [***]

Prior to the initiation of the first Phase II clinical

trial with respect to any Licensed Product (with

the exception to the Antibody Licensed Product) [***]

After initiation of the first Phase II clinical trial

but prior to regulatory approval for any Licensed Product [***]

After regulatory approval for any Licensed Product [***]

“Sublicense Fees” means all upfront fees, milestone payments and similar license fees received by LICENSEE from its Sublicensees in consideration for the grant of a Sublicense for Patent Rights and Technology, but excluding:

(i) any royalty payments or other share of net sales (including revenue sharing, profit payments that would otherwise be reflected in Net Sales) on the sale or distribution of Licensed Products or services using Licensed Products;

(ii) payments for equity or debt securities of LICENSEE (except to the extent such payments exceed the fair market value of such securities upon date of receipt, in which case such premiums over fair market value shall be deemed to be “Sublicense Revenue”);

(iii) research or development funding explicitly earmarked to be applied directly to the future research and/or development of Licensed Products and/or Licensed Services;

(iv) amounts payed by a Sublicensee for supply of goods from LICENSEE related to the Licensed Products; and

(v) payments and reimbursement of Patent Costs previously paid to UNIVERSITY by LICENSEE with respect to the filing, preparation, prosecution or maintenance of the Patent Rights.

(i) on each and every Sublicense royalty payment received by LICENSEE from its Sublicensees on sales of Licensed Product by Sublicensee royalties based on the royalty rate in Paragraphs 3.1(e) through (g) as applied to Net Sales;

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.1

(j) beginning the calendar year of commercial sales of the first Licensed Product by LICENSEE, its Sublicensee, or an Affiliate and if the total earned royalties paid by LICENSEE under Paragraphs 3.1(e) through (g) to UNIVERSITY in any such year cumulatively amounts to less than the amounts in the schedule below:

Year 1: [***]

Year 2: [***]

Year 3: [***]

Year 4-5: [***]

Year 6 and beyond: [***]

(“minimum annual royalty”), LICENSEE shall pay to UNIVERSITY a minimum annual royalty on or before February 28 following the last quarter of such year the difference between amount noted above and the total earned royalty paid by LICENSEE for such year under Paragraphs 3.1(e) through (g); provided, however, that for the year of commercial sales of the first Licensed Product, the amount of minimum annual royalty payable shall be pro-rated for the number of months remaining in that calendar year.

All fees and royalty payments specified in Paragraphs 3.1(a) through 3.1(j) above shall be paid by LICENSEE pursuant to Paragraph 4.3.

3.2 Patent Costs. LICENSEE shall reimburse UNIVERSITY all past (prior to the Effective Date) and future (on or after the Effective Date) Patent Costs within thirty (30) days following the date an itemized invoice is sent from UNIVERSITY to LICENSEE. In UNIVERSITY’s discretion, for Patent Costs anticipated to exceed [***] (“Anticipated Costs”), UNIVERSITY will inform LICENSEE no less than sixty (60) days prior to the date when Anticipated Costs are incurred. UNIVERSITY may, at its discretion and in accordance with Paragraph 5.1(c), require full advance payment of Anticipated Costs at least fifteen (15) business days before required filing dates (“Advance Payment Deadline”). In the event UNIVERSITY has provided LICENSEE with a sixty (60) days’ notice of Anticipated Costs, and LICENSEE does not pay the Anticipated Costs on or before the Advance Payment Deadline, UNIVERSITY will act at its sole discretion with regard to filing, prosecution and maintenance of those Patent Rights associated with the sixty (60) days’ notice. In the event that the Anticipated Costs paid by LICENSEE is greater than the actual cost, the excess amount is creditable against future Patent Costs. In the event that the actual costs exceed the Anticipated Costs paid in advance by LICENSEE, LICENSEE shall pay such excess costs within thirty (30) days following the date an itemized invoice is sent as set forth in Paragraph 4.3.

In the event that UNIVERSITY licenses Patent Rights to a third party (“Additional Licensee”), UNIVERSITY shall cause any Additional Licensee to pay a pro-rata share of future Patent Costs after the execution date of the Additional Licensee’s license. For purposes if this Paragraph 3.2, “pro-rata” shall mean a fractional share of the total Patent Costs multiplied by a fraction, the numerator of which is one and the denominator of which is the Additional Licensee plus one.

3.3 Due Diligence.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.1

(a) LICENSEE shall, either directly or through its Affiliate(s) or Sublicensee(s):

(i)
diligently proceed with the development, manufacture and sale of Licensed Products;

(ii)
annually spend not less [***] for the development of Licensed Products during the first five (5) years of this Agreement. LICENSEE recognized the expertise of the Inventors in Inventions and, pursuant to Paragraph 3.4 below, was committed to contract the Inventors to further develop Inventions at UCSD of at least [***] per year for a total of five years. LICENSEE may credit the amount actually paid to UCSD under such contract against its obligation under this paragraph; this milestone has already been met;

(iii)
market Licensed Products in the United States within nine (9) months of receiving regulatory approval to market such Licensed Products;

(iv)
fill the market demand for Licensed Products following commencement of marketing at any time during the term of this Agreement; and

(v)
obtain all necessary governmental approvals for the manufacture, use and sale of Licensed Products.

A. First Antibody Licensed Product - UC99961/UC-961/ Zilovertamab

(i)
dose first patient in the first Phase III Clinical Trial (defined below) for Licensed Product by December 31, 2028;

(ii)
complete enrollment of the first Phase III Clinical Trial for Licensed Product by December 31, 2030; and

(iii)
submit the first BLA for Licensed Product by December 31, 2032.

B. First Genetically Engineered Cellular Therapy or CAR-T Licensed Product

(i)
Initiate IND-enabling toxicology studies for Licensed Product within three (3) years from the Effective Date; Completed

(ii)
File the first IND for Licensed Product within four (4) years from the Effective Date; Completed

(iii)
Initiate the first Phase I clinical trial for Licensed Product within four and one half (4.5) years from the Effective Date; Completed

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.1

(iv)
Dose first patient in first Phase II clinical trial for Licensed Product by December 31, 2025;

(v)
Conduct end of Phase II meeting with the FDA for Licensed Product by December 31, 2026;

(vi)
Dose first patient in first Phase III clinical trial for Licensed Product by September 30, 2027;

(vii)
Submit a new drug application (“NDA”) or BLA or relevant application for approval by FDA to market and sell by December 31, 2030;

(viii)
With respect to the license to UNIVERSITY’s interest in SD2024-045, LICENSEE shall, either directly or through its Affiliate(s) or Sublicensee(s), complete initial studies to determine viability of a Licensed Product utilizing such interest by June 30, 2027;

(ix)
With respect to the license of SD2021-258: (i) LICENSEE shall report to UNIVERSITY any research progress in CAR-T cells employing UC-961 as the targeting moiety directed to solid tumors within two (2) years from the Effective Date; (ii) LICENSEE and UNIVERSITY shall discuss potential due diligence milestones that would commence two (2) years from the initiation of clinical studies by LICENSEE targeting a solid tumor utilizing a CAR-T cell employing UC-961 as the targeting moiety.

(b) If LICENSEE fails to perform any of its obligations specified in Paragraph 3.3(a) in any Licensed Product category (e.g. Antibody Licensed Product or Genetically Engineered Cellular Therapy or CAR-T Licensed Product), then UNIVERSITY shall have the right and option, if LICENSEE fails to cure such breach or provide an acceptable plan of action to cure such breach, to either terminate this Agreement or change LICENSEE’s exclusive license to a nonexclusive license with respect to such Licensed Product category; provided that the failure to perform the obligations in Paragraph 3.3(a)B(viii) and Paragraph 3.3(a)(B)(ix) shall provide such rights to UNIVERSITY only with respect to SD2024-045 and SD2021-258, respectively. This right, if exercised by UNIVERSITY, supersedes the rights granted in Article 2.

The deadlines for the diligence milestones set forth in Paragraph 3.3(a) above shall be extended by the length of any delay caused by a regulatory authority where such delay by the regulatory authority was not the result of the LICENSEE’s actions or inactions and was not the result of the LICENSEE’s failure to abide by the regulatory authority’s instructions or LICENSEE’s failure to provide data to the regulatory authority in the form and manner required by such regulatory authority.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.1

In the event of delays due to efficacy and/or safety of Licensed Products and beyond the control of LICENSEE, LICENSEE and UNIVERSITY shall discuss in good faith extensions of the timelines presented in Paragraph 3.3(a) above.

3.4 Research Support.

(a)
UNIVERSITY and LICENSEE entered into a sponsored research agreement, the terms of which were negotiated between LICENSEE and the UCSD Office of Contract and Grant Administration, and which included funding and research collaboration related to (i) the collaborative preparation and submission of a CLIN I grant request to CIRM for the development of RORI targeting chimeric antigen receptor modified T-cells (RORI CAR-T), (ii) GMP process development and production of the RORI CAR-T viral vector, (iii) process development and GMP processing including but not limited to separation, activation, transduction, expansion and cryopreservation of patient lymphocytes, (iv) completion of pre-clinical studies necessary for the filing of an Investigational New Drug Application (“IND”) with the U.S. Food and Drug Administration, (v) preparation and submission of the IND application, and (vi) collaborative conduct of a Phase I clinical trial of the RORI CAR-T. Subject to the terms and conditions of the additional collaborative sponsored research agreement negotiated between LICENSEE and the UCSD Office of Contract and Grant Administration, LICENSEE agreed to provide up to [***] to support UNIVERSITY’s contribution to the CIRM grant application preparation and the IND application preparation, and to commit in the CIRM application to provide up to [***] of the grant’s total award not to exceed [***]. All amounts paid by LICENSEE to UNIVERSITY under such additional research agreement cumulatively counted towards LICENSEE’s annual spend obligation under Article 3.3(a)(ii). This has been already completed.

ARTICLE 4. REPORTS, RECORDS AND PAYMENTS

4.1 Reports.

(a) Progress Reports.

Beginning February 28, 2019 and ending on the date of first commercial sale of a Licensed Product in the United States, LICENSEE shall report to UNIVERSITY progress covering LICENSEE’s (and Affiliate’s and Sublicensee’s) activities for the preceding six months to develop and test all Licensed Products and obtain governmental approvals necessary for marketing the same. Such semiannual reports shall be due within sixty (60) days of the reporting period and include a summary of work completed, summary of work in progress, current schedule of anticipated events or milestones, market plans for introduction of Licensed Products, and summary of resources (dollar value) spent in the reporting period. The reports referred to in this Paragraph 4.1(a) should be marked with the following title and case number: “License Agreement between UC SAN DIEGO and Oncternal Therapeutics, Inc. for all the cases included in UC Agreement Control No.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.1

2024-0966.” Reports shall be submitted as attachment to UC SAN DIEGO’s email address: oic-reports@ucsd.edu.

(b) Royalty Reports.

After the first commercial sale of a Licensed Product anywhere in the world, LICENSEE shall submit to UNIVERSITY quarterly royalty reports on or before each February 28, May 31, August 31 and November 30 of each year. Each royalty report shall cover LICENSEE’s (and each Affiliate’s and Sublicensee’s) most recently completed calendar quarter and shall show:

(i)
the date of first commercial sale of a Licensed Product in each country;

(ii)
the gross sales, deductions as provided in Paragraph 1.13 (Net Sales), and Net Sales during the most recently completed calendar quarter and the royalties, in US dollars, payable with respect thereto;

(iii)
the number of each type of Licensed Product sold;

(iv)
Sublicense fees and royalties received during the most recently completed calendar quarter in US dollars, payable with respect thereto;

(v)
the method used to calculate the royalties and the exchange rates used.

If no sales of Licensed Products have been made and no Sublicense revenue has been received by LICENSEE during any reporting period, LICENSEE shall so report. The reports referred to in this Paragraph 4.1(b) should be marked with the following title and case number: “License Agreement between UC SAN DIEGO and Oncternal Therapeutics, Inc. for all the cases included in UC Agreement Control No. 2024-0966.” Reports shall be submitted as attachment to UC SAN DIEGO’s email address: oic-reports@ucsd.edu.

(c) Timely Reports.

LICENSEE acknowledges the important value that timely reporting provides in the UNIVERSITY’s effective management of its rights under this Agreement. LICENSEE further acknowledges that failure to render the reports required under this Paragraph 4.1 may harm UNIVERSITY’s ability to manage its rights under this Agreement. As such, reports not submitted by the required due date under this Paragraph 4.1 will cause to be due by LICENSEE to UNIVERSITY a late reporting fee of five hundred dollars (US$500.00) per month until such report, compliant with the requirements of this Paragraph 4.1, is received by UNIVERSITY. Payment of this fee is subject to Paragraph 4.3.

4.2 Records & Audits.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.1

(a) LICENSEE shall keep, and shall require its Affiliates and Sublicensees to keep, accurate and correct records of all Licensed Products manufactured, used, and sold, and Sublicense fees received under this Agreement. Such records shall be retained by LICENSEE for at least five (5) years following a given reporting period.

(b) All records shall be available during normal business hours for inspection at the expense of UNIVERSITY by UNIVERSITY’s Internal Audit Department or by a Certified Public Accountant selected by UNIVERSITY and reasonably acceptable to LICENSEE and in compliance with the other terms of this Agreement for the sole purpose of verifying reports and payments or other compliance issues no more than one time for each annual period. If LICENSEE rejects three choices of CPAs suggested by UNIVERSITY, then UNIVERSITY may choose a CPA without concurrence by LICENSEE. Such inspector shall not disclose to UNIVERSITY any information other than information relating to the accuracy of reports and payments made under this Agreement or other compliance issues. In the event that any such inspection shows an under reporting and underpayment in excess of [***] for any twelve-month (12-month) period, then LICENSEE shall pay the cost of the audit as well as any additional sum that would have been payable to UNIVERSITY had the LICENSEE reported correctly, plus an interest charge at a rate of [***] per year. Such interest shall be calculated from the date the correct payment was due to UNIVERSITY up to the date when such payment is actually made by LICENSEE. For underpayment not in excess of [***] for any twelve-month (12-month) period, LICENSEE shall pay the difference within thirty (30) days without interest charge or inspection cost.

4.3 Payments.

(a) All fees, reimbursements and royalties due UNIVERSITY shall be paid within thirty (30) days of receipt of invoice in United States dollars and all checks (should payment by wire not be possible) shall be made payable to “The Regents of the University of California”, and mailed to [***]. When Licensed Products are sold in currencies other than United States dollars, LICENSEE shall first determine the earned royalty in the currency of the country in which Licensed Products were sold and then convert the amount into equivalent United States funds, using the average of the exchange rate quoted in the Wall Street Journal for the thirty (30) days prior to the end of the applicable reporting period. Invoices to LICENSEE shall be sent via email to [***],

(b) Royalty Payments.

(i)
Royalties shall accrue when Licensed Products are invoiced, or if not invoiced, when delivered to a third party or Affiliate.

(ii)
LICENSEE shall pay earned royalties quarterly on or before February 28, May 31, August 31 and November 30 of each calendar year. Each such payment shall be for earned royalties accrued within LICENSEE’s most recently completed calendar quarter.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.1

(iii)
Royalties earned on sales occurring or under Sublicense granted pursuant to this Agreement in any country outside the United States shall not be reduced by LICENSEE for any taxes, fees, or other charges imposed by the government of such country on the payment of royalty income, except that all payments made by LICENSEE in fulfillment of UNIVERSITY’s tax liability in any particular country may be credited against earned royalties or fees due UNIVERSITY for that country. LICENSEE shall pay all bank charges resulting from the transfer of such royalty payments.

(iv)
If at any time legal restrictions prevent the prompt remittance of part or all royalties by LICENSEE with respect to any country where a Licensed Product is sold or a Sublicense is granted pursuant to this Agreement, LICENSEE shall convert the amount owed to UNIVERSITY into US currency and shall pay UNIVERSITY directly from its US sources of funds for as long as the legal restrictions apply.

(v)
LICENSEE shall not collect royalties from, or cause to be paid on Licensed Products sold to the account of the US Government or any agency thereof as provided for in the license to the US Government.

(vi)
In the event that any patent or patent claim within Patent Rights is held invalid in a final decision by a patent office from which no appeal or additional patent prosecution has been or can be taken, or by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay royalties based solely on that patent or claim or any claim patentably indistinct therefrom shall cease as of the date of such final decision. LICENSEE shall not, however, be relieved from paying any royalties that accrued before the date of such final decision, that are based on another patent or claim not involved in such final decision.

(vii)
Royalty payments under Article 3, recoveries and settlements under Article 5, and royalty reports under 4.1(b) shall be rendered for any and all Licensed Products even if due after expiration of the Agreement. If no applicable Patent Rights existed in the Territory at the time of any making, use, sale, offer for sale, or import, then no royalty payments or royalty reports shall be due.

(c) Late Payments. In the event royalty, reimbursement and/or fee payments are not received by UNIVERSITY when due, LICENSEE shall pay to UNIVERSITY interest charges at a rate of [***] per year. Such interest shall be calculated from the date payment was due until actually received by UNIVERSITY.

ARTICLE 5. PATENT MATTERS

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.1

5.1 Patent Prosecution and Maintenance.

(a) Provided that LICENSEE has reimbursed UNIVERSITY for Patent Costs pursuant to Paragraph 3.2, UNIVERSITY shall diligently prosecute and maintain the United States and, if available, foreign patents, and applications in Patent Rights using counsel of its choice. UNIVERSITY shall provide LICENSEE with copies of all relevant documentation relating to such prosecution to allow for review and comment by LICENSEE, including discussion among relevant entities (i.e. entities with interests in the Patent Rights) to the extent appropriate. UNIVERSITY shall reasonably consider all such comments, provided, however, if the LICENSEE has not commented upon such documentation in a reasonable time for UNIVERSITY to sufficiently consider LICENSEE’s comments prior to a deadline with the relevant government patent office, or UNIVERSITY must act to preserve the Patent Rights, UNIVERSITY will be free to respond without consideration of LICENSEE’s comments, if any. LICENSEE shall keep this documentation confidential. The counsel shall take instructions only from UNIVERSITY, and all patents and patent applications in Patent Rights shall be assigned solely to UNIVERSITY. UNIVERSITY shall in any event control all patent filings and all patent prosecution decisions and related filings (e.g. responses to office actions) shall be at UNIVERSITY’s final discretion (prosecution includes, but is not limited to, interferences, oppositions and any other inter partes matters originating in a patent office).

(b) UNIVERSITY shall consider amending any patent application in Patent Rights to include claims reasonably requested by LICENSEE to protect the products contemplated to be sold by LICENSEE under this Agreement.

(c) LICENSEE may elect to terminate its reimbursement obligations with respect to any patent application or patent in Patent Rights upon three (3) months’ written notice to UNIVERSITY. UNIVERSITY shall use reasonable efforts to curtail further Patent Costs for such application or patent when such notice of termination is received from LICENSEE. UNIVERSITY, in its sole discretion and at its sole expense, may continue prosecution and maintenance of said application or patent, and LICENSEE shall have no further license with respect thereto. Non-payment of any portion of Patent Costs or Anticipated Costs with respect to any application or patent may be deemed by UNIVERSITY as an election by LICENSEE to terminate its reimbursement obligations with respect to such application or patent. UNIVERSITY is not obligated at any time to file, prosecute, or maintain Patent Rights in a country, where, for that country’s patent application LICENSEE is not paying Patent Costs or Anticipated Costs, or to file, prosecute, or maintain Patent Rights to which LICENSEE has terminated its license hereunder.

(d) LICENSEE shall apply for an extension of the term of any patent in Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this law. LICENSEE shall prepare all documents for such application, and, if requested by LICENSEE,

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.1

UNIVERSITY shall execute such documents and take any other additional action as LICENSEE reasonably requests in connection therewith.

5.2 Patent Infringement.

(a) In the event that UNIVERSITY (to the extent of the actual knowledge of the licensing professional responsible for the administration of this Invention) or LICENSEE learns of infringement of potential commercial significance of any patent licensed under this Agreement, the knowledgeable party will provide the other (i) with written notice of such infringement and (ii) with any evidence of such infringement available to it (the “Infringement Notice”). During the period in which, and in the jurisdiction where, LICENSEE has exclusive rights under this Agreement, neither UNIVERSITY nor LICENSEE will notify a third party (including the infringer) of infringement or put such third party on notice of the existence of any Patent Rights without first obtaining consent of the other. If LICENSEE notifies a third party of infringement or puts such third party on notice of the existence of any Patent Rights with respect to such infringement without first obtaining the written consent of UNIVERSITY and UNIVERSITY is sued in declaratory judgment, UNIVERSITY shall have the right to terminate this Agreement immediately without the obligation to provide sixty (60) days’ notice as set forth in Paragraph 7.1. Both UNIVERSITY and LICENSEE will use their diligent efforts to cooperate with each other to terminate such infringement without litigation.

For the avoidance of doubt, this paragraph 5.2(a) does not prevent LICENSEE or UNIVERSITY from consulting its counsel or insurance providers or prevents LICENSEE from patent marking according to paragraph 5.3.

(b) If infringing activity of potential commercial significance with respect to the Field by the infringer has not been abated within ninety (90) days following the date the Infringement Notice takes effect, LICENSEE may institute suit for patent infringement against the infringer. UNIVERSITY may voluntarily join such suit at its own expense, but may not thereafter commence suit against the infringer for the acts of infringement that are the subject of LICENSEE’s suit or any judgment rendered in that suit. LICENSEE may not join UNIVERSITY in a suit initiated by LICENSEE without UNIVERSITY’S prior written consent. If, in a suit initiated by LICENSEE, UNIVERSITY is involuntarily joined other than by LICENSEE, LICENSEE will pay any costs incurred by UNIVERSITY arising out of such suit, including but not limited to, any legal fees of counsel that UNIVERSITY selects and retains to represent it in the suit.

(c) If, within a hundred and twenty (120) days following the date the Infringement Notice takes effect, infringing activity of potential commercial significance with respect to the Field by the infringer has not been abated and if LICENSEE has not brought suit against the infringer, UNIVERSITY may institute suit for patent infringement against the infringer. If UNIVERSITY institutes such suit, LICENSEE may not join such suit without UNIVERSITY’S consent and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of UNIVERSITY’S suit or any judgment rendered in that suit.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.1

(d) Notwithstanding anything to the contrary in this Agreement, in the event that the infringement or potential infringement pertains to an issued patent included within the Patent Rights and written notice is given under any statute expediting litigation (e.g. the Drug Price Competition and Patent Term Restoration Act of 1984 and/or foreign counterparts of this Law or the Biologics Price Competition and Innovation Act) (“Act”), then the party in receipt of such notice under the Act (in the case of UNIVERSITY to the extent of the actual knowledge of the licensing officer responsible for the administration of this Agreement) shall provide the Infringement Notice to the other party promptly. If the time period is such that the LICENSEE will lose the right to pursue legal remedy for infringement with respect to the Field by not notifying a third party or by not filing suit, the notification period and the time period to file suit will be accelerated to within forty-five (45) days of the date of such notice under the Act to either party.

(e) Any recovery or settlement received in connection with any suit will first be shared by UNIVERSITY and LICENSEE equally to cover the litigation costs each incurred, and next shall be paid to UNIVERSITY or LICENSEE to cover any litigation costs it incurred in excess of the litigation costs of the other. In any suit initiated by LICENSEE, any recovery in excess of litigation costs will be shared between LICENSEE and UNIVERSITY as follows: (i) for any recovery other than amounts paid for willful infringement: (A) UNIVERSITY will receive [***] of the recovery if UNIVERSITY was not a party in the litigation and did not incur any litigation costs; (B) UNIVERSITY will receive [***] of the recovery if UNIVERSITY was a party in the litigation, but did not incur any litigation costs, including the provisions of Paragraph 5.2(b) above, or (C) UNIVERSITY will receive [***] of the recovery if UNIVERSITY incurred any unreimbursed litigation costs in connection with the litigation; and (ii) for any recovery for willful infringement, UNIVERSITY will receive [***] of the recovery. In any suit initiated by UNIVERSITY, any recovery in excess of the litigation costs for UNIVERSITY AND LICENSEE will belong to UNIVERSITY. UNIVERSITY and LICENSEE agree to be bound by all final and unappealable determinations of patent infringement, validity, and enforceability (but no other issue) resolved by any adjudicated judgment in a suit brought in compliance with this Paragraph 5.2.

(f) Any agreement made by LICENSEE for purposes of settling litigation or other dispute shall comply with the requirements of Paragraph 2.2 (Sublicenses) of this Agreement.

(g) Each party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party who initiated the suit (unless such suit is being jointly prosecuted by the parties).

(h) Any litigation proceedings will be controlled by the party bringing the suit, except that UNIVERSITY may be represented by counsel of its choice in any suit brought by LICENSEE.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.1

5.3 Patent Marking. LICENSEE shall mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws. LICENSEE shall be responsible for all monetary and legal liabilities arising from or caused by (i) failure to abide by applicable patent marking laws and (ii) any type of incorrect or improper patent marking.

ARTICLE 6. GOVERNMENTAL MATTERS

6.1 Governmental Approval or Registration. If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, LICENSEE shall assume all legal obligations to do so. LICENSEE shall notify UNIVERSITY if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. LICENSEE shall make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

6.2 Export Control Laws. LICENSEE shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations and the Export Administration Regulations.

6.3 Preference for United States Industry. If LICENSEE sells a Licensed Product or Combination Product in the US, LICENSEE shall manufacture said product substantially in the US to the extent required by applicable law, unless a waiver is obtained from the appropriate federal agency.

6.4 Access Requirements. To the extent required by applicable law, unless a waiver is obtained from the appropriate agency, LICENSEE shall submit an access plan to CIRM within ten (10) days following final approval of Licensed Product by the FDA. The plan must afford access to Licensed Product to Californians who have no other means to purchase the Licensed Product (Title 17, California Code of Regulations, section 100607, EXHIBIT A, “Access Requirements for Products Developed by Grantees”).

6.5 March-In Rights. To the extent required by applicable law, unless a waiver is obtained from the appropriate agency, CIRM may request LICENSEE enter into a license agreement with respect to Licensed Product in any field of use or territory with a responsible applicant or applicants, upon terms that are reasonable under the circumstances (Title 17, California Code of Regulations, section 100610, EXHIBIT A, “March-In Rights”).

ARTICLE 7. TERMINATION OR EXPIRATION OF THE AGREEMENT

7.1 Termination by UNIVERSITY.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.1

(a) If LICENSEE fails to perform or violates any material term of this Agreement, then UNIVERSITY may give written notice of default (“Notice of Default”) to LICENSEE. If LICENSEE fails to cure the default or fails to provide UNIVERSITY with a reasonable plan of action to cure such default, UNIVERSITY may terminate this Agreement and the license granted herein by a second written notice (“Notice of Termination”) to LICENSEE. If a Notice of Termination is sent to LICENSEE, this Agreement shall automatically terminate on the effective date of that notice. Termination shall not relieve LICENSEE of its obligation to pay any fees owed at the time of termination and shall not impair any accrued right of UNIVERSITY. During the term of any such Notice of Default or period to cure, to the extent the default at issue is a failure to pay past or ongoing Patent Costs as provided for under this Agreement, UNIVERSITY shall have no obligation to incur any new Patent Costs under this Agreement and shall have no obligation to further prosecute Patent Rights or file any new patents under Patent Rights.

(b) This Agreement will terminate immediately, without the obligation to provide sixty (60) days’ notice as set forth in Paragraph 7.1(a), if LICENSEE files a claim asserting that any portion of UNIVERSITY’s Patent Rights is invalid or unenforceable where the filing is by the LICENSEE, a third party on behalf of the LICENSEE, or a third party at the written urging of the LICENSEE.

(c) This Agreement shall automatically terminate without the obligation to provide sixty (60) days’ notice as set forth in Paragraph 7.1(a) upon the filing of a petition for relief under the United States Bankruptcy Code by the LICENSEE as a debtor or alleged debtor.

7.2 Termination by LICENSEE.

(a) LICENSEE shall have the right at any time and for any reason to terminate this Agreement upon a sixty (60) day written notice to UNIVERSITY. Said notice shall state LICENSEE’s reason for terminating this Agreement.

(b) Any termination under Paragraph 7.2(a) shall not relieve LICENSEE of any obligation or liability accrued under this Agreement prior to termination or rescind any payment made to UNIVERSITY or action by LICENSEE prior to the time termination becomes effective. Termination shall not affect in any manner any rights of UNIVERSITY arising under this Agreement prior to termination.

7.3 Term. Unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement, this Agreement will be in force throughout the Term, and will expire upon the completion of the Term. Upon the natural termination of the Term, the licenses granted hereunder shall be deemed to be fully paid up, perpetual and irrevocable.

7.4 Survival on Termination or Expiration. The following paragraphs and articles shall survive the termination or expiration of this Agreement:

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.1

(a) Article 4 (REPORTS, RECORDS AND PAYMENTS);

(b) Paragraph 7.5 (Disposition of Licensed Products on Hand);

(c) Article 8 (LIMITED WARRANTY AND INDEMNIFICATION);

(d) Article 9 (USE OF NAMES AND TRADEMARKS);

(e) Paragraph 10.2 (Secrecy);

(f) Paragraph 10.5 (Failure to Perform); and

(g) Paragraph 10.6 (Governing Laws).

7.5 Disposition of Licensed Products on Hand. Upon termination of this Agreement, LICENSEE may dispose of all previously made or partially made Licensed Product within a period of one hundred and eighty (180) days of the effective date of such termination provided that the sale of such Licensed Product by LICENSEE, its Sublicensees, or Affiliates shall be subject to the terms of this Agreement, including but not limited to the rendering of reports and payment of royalties required under this Agreement.

ARTICLE 8. LIMITED WARRANTY AND INDEMNIFICATION

8.1 Limited Warranty.

(a)
UNIVERSITY warrants that it has the lawful right to grant this license. This warranty does not include Patent Rights to the extent assigned, or otherwise licensed, by UNIVERSITY’s inventors to third parties.

(b)
The license granted herein is provided “AS IS” and without WARRANTY OF MERCHANTABILITY or WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE or any other warranty, express or implied. UNIVERSITY makes no representation or warranty that the Licensed Product, Licensed Method or the use of Patent Rights will not infringe any other patent or other proprietary rights.

(c)
UNIVERSITY WILL NOT BE LIABLE FOR ANY LOST PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS, ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT, OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR OTHER SPECIAL DAMAGES SUFFERED BY LICENSEE, SUBLICENSEES, JOINT VENTURES, OR AFFILIATES ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.1

WARRANTY) EVEN IF UNIVERSITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. ALSO, UNIVERSITY WILL NOT BE LIABLE FOR ANY DIRECT DAMAGES SUFFERED BY LICENSEE, SUBLICENSEES, JOINT VENTURES, OR AFFILIATES ARISING OUT OF OR RELATED TO PATENT RIGHTS TO THE EXTENT ASSIGNED, OR OTHERWISE LICENSED, BY UNIVERSITY’S INVENTORS TO THIRD PARTIES.

(d) Nothing in this Agreement shall be construed as:

(i)
a warranty or representation by UNIVERSITY as to the validity or scope of any Patent Rights;

(ii)
a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or shall be free from infringement of patents of third parties;

(iii)
an obligation to bring or prosecute actions or suits against third parties for patent infringement except as provided in Paragraph 5.2 hereof;

(iv)
conferring by implication, estoppel or otherwise any license or rights under any patents of UNIVERSITY other than Patent Rights as defined in this Agreement, regardless of whether those patents are dominant or subordinate to Patent Rights; or

(v)
an obligation to furnish any know-how not provided in Patent Rights.

8.2 Indemnification.

(a) LICENSEE will, and will require Sublicensees to, indemnify, hold harmless, and defend UNIVERSITY and its officers, employees, and agents; the sponsors of the research that led to the Inventions; and the inventors of patents or patent applications under Patent Rights, and their employers; against any and all claims, suits, losses, damages, costs, fees, and expenses resulting from, or arising out of, the exercise of this license or any Sublicense. This indemnification will include, but will not be limited to, any product liability.

(b) LICENSEE, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain insurance or an equivalent program of self-insurance as follows:

(i)
comprehensive or commercial general liability insurance (contractual liability included) with limits of at least: (A) each occurrence, five million dollars (US$5,000,000); (B) products/completed operations aggregate, ten million dollars (US$10,000,000); (C) personal and advertising injury, five million dollars (US$5,000,000); and (D) general aggregate (commercial form only), ten million dollars (US$10,000,000). If the above insurance is

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.1

written on a claims-made form, it shall continue for three (3) years following termination or expiration of this Agreement.

(ii)
Worker’s Compensation as legally required in the jurisdiction in which the LICENSEE is doing business; and

(iii)
the coverage and limits referred to above shall not in any way limit the liability of LICENSEE.

(c) If requested by UNIVERSITY, LICENSEE shall furnish UNIVERSITY with certificates of insurance showing compliance with all requirements. Such certificates shall: (i) provide for thirty (30) day advance written notice to UNIVERSITY of any modification; (ii) indicate that UNIVERSITY has been endorsed as an additionally insured party under the coverage referred to above; and (iii) include a provision that the coverage shall be primary and shall not participate with nor shall be excess over any valid and collectable insurance or program of self-insurance carried or maintained by UNIVERSITY.

(d) UNIVERSITY shall notify LICENSEE in writing of any claim or suit brought against UNIVERSITY in respect of which UNIVERSITY intends to invoke the provisions of this Article. LICENSEE shall keep UNIVERSITY informed on a current basis of its defense of any claims under this Article. LICENSEE will not settle any claim against UNIVERSITY without UNIVERSITY’s written consent, where (a) such settlement would include any admission of liability or admission of wrong doing on the part of the indemnified party, (b) such settlement would impose any restriction on UNIVERSITY/indemnified party’s conduct of any of its activities, or (c) such settlement would not include an unconditional release of UNIVERSITY/indemnified party from all liability for claims that are the subject matter of the settled claim.

ARTICLE 9. USE OF NAMES AND TRADEMARKS

9.1 Except as provided in Paragraph 9.3, nothing contained in this Agreement confers any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use by LICENSEE of the name, “The Regents of the University of California” or the name of any campus of the University of California in advertising, publicity, or other promotional activities is prohibited, without the express written consent of UNIVERSITY.

9.2 UNIVERSITY may disclose to the Inventors the terms and conditions of this Agreement upon their request. If such disclosure is made, UNIVERSITY shall request the Inventors not disclose such terms and conditions to others.

9.3 UNIVERSITY may acknowledge the existence of this Agreement and the extent of the grant in Article 2 to third parties, but UNIVERSITY shall not disclose the financial terms of this Agreement to third parties, except where UNIVERSITY is required by law to do so, such as

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.1

under the California Public Records Act and in compliance with the terms of the sponsorship agreement with CIRM. LICENSEE hereby grants permission for UNIVERSITY (including UC SAN DIEGO) to include LICENSEE’s name and a link to LICENSEE’s website in UNIVERSITY’s and UC SAN DIEGO’s annual reports and on UNIVERSITY’s (including UC SAN DIEGO’s) websites that showcase technology transfer-related stories.

ARTICLE 10. MISCELLANEOUS PROVISIONS

10.1 Correspondence. Any notice required to be given to either party under this Agreement shall be deemed to have been properly given and effective:

(a)
on the date of delivery if delivered in person,

(b)
five (5) days after mailing if mailed by first-class or certified mail, postage paid, to the respective addresses given below, or to such other address as is designated by written notice given to the other party, or

(c)
upon confirmation by recognized national overnight courier, or confirmed electronic mail, to the following addresses of the parties.

If sent to LICENSEE:

Oncternal Oncology, Inc.
c/o Oncternal Therapeutics, Inc.

12230 El Camino Real, Ste 230

San Diego, California 92130

Attention: [***]

Email: [***]

If sent to UNIVERSITY by mail:

University of California, San Diego

Office of Innovation and Commercialization

9500 Gilman Drive, Mail Code 0910

La Jolla, California 92093-0910

Attention: Associate Director

Email: [***]

If sent to UNIVERSITY by overnight delivery:

University of California, San Diego

Office of Innovation and Commercialization

10300 North Torrey Pines Road

Torrey Pines Center North, Third Floor

La Jolla, California 92037

Attention: Associate Director

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.1

Email: [***]

10.2 Secrecy.

(a) “Confidential Information” shall mean information relating to the Inventions and disclosed by UNIVERSITY to LICENSEE during the term of this Agreement, which if disclosed in writing shall be marked “Confidential”, or if first disclosed otherwise, shall within thirty (30) days of such disclosure be reduced to writing by UNIVERSITY and sent to LICENSEE:

(b) LICENSEE shall:

(i)
use the Confidential Information for the sole purpose of performing under the terms of this Agreement;

(ii)
safeguard Confidential Information against disclosure to others with the same degree of care as it exercises with its own data of a similar nature;

(iii)
not disclose Confidential Information to others (except to its employees, agents or consultants who are bound to LICENSEE by a like obligation of confidentiality) without the express written permission of UNIVERSITY, except that LICENSEE shall not be prevented from using or disclosing any of the Confidential Information that:

(A) LICENSEE can demonstrate by written records was previously known to it;

(B) is now, or becomes in the future, public knowledge other than through acts or omissions of LICENSEE;

(C) is lawfully obtained by LICENSEE from sources independent of UNIVERSITY; or

(D) is required to be disclosed by law or a court of competent jurisdiction; and

(c) The secrecy obligations of LICENSEE with respect to Confidential Information shall continue for a period ending five (5) years from the termination date of this Agreement.

(d) For the sake of clarity, LICENSEE may disclose the existence of this Agreement (including the fact that it contains license grants to Patent Rights ) and the terms and conditions contained herein to the extent such disclosure is reasonably necessary for the following purposes: (i) conducting clinical trials; (ii) making regulatory filings; (iii) complying with applicable governmental regulations; (iv) submitting information to acquirers or Sublicensees of all or a portion of the Patent Rights (potential and actual),

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.1

consultants and others having a need to know for the purposes of development, manufacture or marketing of Licensed Product or Licensed Method pursuant to this Agreement, provided that such acquirers, Sublicensees, consultants and others shall also agree to appropriate and comparable confidentiality and non-use provisions as provided for in this Paragraph 10.2; (v) to the extent required by applicable law (including without limitation any filings by LICENSEE with the Securities and Exchange Commission or similar authority), orders of courts, regulatory authorities or similar bodies having jurisdiction over LICENSEE; and (vi) fund-raising.

10.3 Assignability. This Agreement may be assigned by UNIVERSITY, but is personal to LICENSEE and assignable by LICENSEE only with the written consent of UNIVERSITY. Notwithstanding the foregoing, LICENSEE may assign its rights under this Agreement in whole or in part to an Affiliate or to a successor-in-interest to all or substantially all of the business of LICENSEE to which this Agreement relates upon written notice to UNIVERSITY for the part of its rights so assigned and only to the extent that assignee Affiliate is responsible for LICENSEE’s duties under this Agreement incurred before the assignment as well as after assignment and payment of an assignment fee equal to [***] of the value of the transaction.

10.4 No Waiver. No waiver by either party of any breach or default of any covenant or agreement set forth in this Agreement shall be deemed a waiver as to any subsequent and/or similar breach or default.

10.5 Failure to Perform. In the event of a failure of performance due under this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorneys’ fees in addition to costs and necessary disbursements.

10.6 Governing Laws. THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of the patent or patent application.

10.7 Force Majeure. A party to this Agreement may be excused from any performance required herein if such performance is rendered impossible or unfeasible due to any catastrophe or other major event beyond its reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; changes in regulatory agency policy, practices or demands; strikes, lockouts, or other serious labor disputes; and floods, fires, explosions, or other natural disasters. When such events have abated, the non-performing party’s obligations herein shall resume.

10.8 Headings. The headings of the several articles and paragraphs are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.1

10.9 Entire Agreement. This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

10.10 Amendments. No amendment or modification of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each party.

10.11 Severability. In the event that any of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it.

IN WITNESS WHEREOF, both UNIVERSITY and LICENSEE have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

ONCTERNAL THERAPEUTICS, INC.: THE REGENTS OF THE

UNIVERSITY OF CALIFORNIA:

By: /s/ James Breitmeyer By: /s/ Victoria Cajipe, Ph.D.

(Signature) (Signature)

James Breitmeyer Victoria Cajipe, Ph.D.

President and Chief Executive Officer Associate Director- Innovation & Commercialization

Date: August 6, 2024 Date: August 2, 2024

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

EXHIBIT A

TITLE 17, CALIFORNIA CODE OF REGULATIONS

§ 100607. Access Requirements for Products Developed by Grantees.

(a)
A Grantee, a Collaborator or an Exclusive Licensee that is commercializing a Drug, as defined in Title 17, California Code of Regulations, section 100601, subdivision (i), that resulted in whole or in part from CIRM-Funded Research must submit a plan to afford access to such a Drug to Californians who have no other means to purchase the Drug. As used in this section, “no other means” means Californians who are not covered by a prescription drug benefit provided by any third-party payer (private or public) covering the particular Drug, and whose family incomes are below 300 percent of the federal poverty level. The access plan must be consistent with industry standards at the time of commercialization accounting for the size of the market for the Drug and the resources of the Grantee, the Collaborator or its Exclusive Licensee. Grantees, Collaborators and/or their Exclusive Licensees shall have the burden of establishing that the proposed access plan satisfies the requirements of this Section.
(b)
A Grantee, a Collaborator or an Exclusive Licensee that commercializes a Drug must submit the access plan described in subdivision (a) of this regulation to CIRM within 10 business days following final approval of the Drug by the federal Food and Drug Administration, unless, within that timeframe, the Grantee, Collaborator or Exclusive Licensee seeks an extension from CIRM. If CIRM grants an extension, the access plan must be submitted no later than 30 business days following final approval of the Drug by the federal Food and Drug Administration.
(c)
The access plan shall be subject to the approval of CIRM after a public hearing conducted by CIRM that provides for receipt of public comment. CIRM may adopt appropriate procedures to protect proprietary information submitted by Grantees, Collaborators and

1

Eff. 4/18/12 OAL FINAL

US-DOCS\106808093.1 053916-0012

Exhibit 10.1

Exclusive Licensees in connection with said public hearing. Approval shall not be unreasonably withheld. Overall, CIRM shall not require that proposed Access plans exceed industry standards for such plans at the time of commercialization in California.
(d)
Access plans approved hereunder shall make Grantees, Collaborators and Exclusive Licensees that commercialize a Drug responsible only for providing the Drug itself. Nothing herein shall require the Grantee, Collaborator or Exclusive Licensee to be responsible for any costs of administering the Drug nor for any associate costs of medical procedures or protocols for the Drug therapy, nor for any costs for attendant care.
(e)
The Independent Citizens Oversight Committee (“ICOC”) may waive the requirement in subdivision (a) of this section if the ICOC determines, after a public hearing, that in the absence of the waiver, development and broad delivery of the Drug will be unreasonably hindered or that the waiver will provide significant benefits that equal or exceed the benefits that would otherwise flow to the state pursuant to subdivision (a) of this section. To invoke this waiver provision, a Grantee, Collaborator or Exclusive Licensee must deliver a written request to the Chair of the ICOC within 10 business days following final approval of the Drug by the federal Food and Drug Administration, unless the Chair of the ICOC agrees to an extension. The request must be accompanied by materials describing how development and broad delivery of the Drug will be unreasonably hindered by compliance with subdivision (a) of this section, and/or how the waiver will provide significant benefits that equal or exceed the benefits that would otherwise flow to the state pursuant to subdivision (a) of this section. The request shall be posted on CIRM’s website no fewer than ten (10) business days prior to the ICOC’s consideration. The ICOC may meet in closed session to review confidential or proprietary

2

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.1

material, or other material as allowed by Health and Safety Code section 125290.30, subdivision (d).
(f)
A Grantee, Collaborator, or an Exclusive Licensee that is commercializing the Drug must provide a Drug, that resulted in whole or in part from CIRM-Funded Research, at a price as provided in the California Discount Prescription Drug Program (commencing with California Health and Safety Code section 130500) (or a successor statewide prescription drug discount program) to eligible Californians under said program.
(g)
A Grantee, Collaborator or its Exclusive Licensee that is commercializing the Drug must sell a Drug, that resulted in whole or in part from CIRM-Funded Research, and which is purchased in California with Public Funds (as defined in Title 17, California Code of Regulations, section 100601, subdivision (cc)) at any benchmark price described in the California Discount Prescription Drug Program or a successor statewide prescription drug discount program.
(h)
This regulation is not intended, and this-regulation shall not be construed, to preempt or prevent any other requirement under state or federal law or regulation, or agreement or contract, that would result in selling a Drug at a lower price than provided hereunder. Note: Authority cited: Article XXXV, California Constitution; and Section 125290.40(j), Health and Safety Code.

Reference: Sections 125290.30 and 125290.80, Health and Safety Code.

3

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.1

§ 100610. March-In Rights.

(a)
CIRM may request that a Grantee, Collaborator or an Exclusive Licensee enter into a nonexclusive, partially exclusive, or Exclusive License Agreement with respect to a CIRM-Funded Invention or CIRM-Funded Technology, in any field of use or territory with a responsible applicant or applicants, upon terms that are reasonable under the circumstances.
(b)
If a Grantee, Collaborator or an Exclusive Licensee refuses CIRM’s request to enter into a License Agreement to a CIRM-Funded Invention or CIRM-Funded Technology as provided by this regulation, CIRM shall have the right to enter into such a license with an applicant on behalf of the Grantee or its Exclusive Licensee (march-in) if:
(i)
the Grantee, Collaborator or an Exclusive Licensee has not made reasonable efforts to achieve practical application of a CIRM-Funded Invention and/or CIRM-Funded Technology, as applicable;
(ii)
the Grantee, Collaborator or an Exclusive Licensee have failed to provide or comply with a plan for access to a Drug in accordance with Title 17, California Code of Regulations, section 100607;
(iii)
the Grantee, Collaborator or Exclusive Licensee has unreasonably failed to use a CIRM-Funded Invention or CIRM- Funded Technology to alleviate public health and safety needs that constitute a public health emergency as declared by the Governor.
(c)
One consideration in taking the action described in subdivision (b) of this regulation will be whether doing so will impinge on the Grantee’s, Collaborator’s or Exclusive Licensee’s academic freedoms.
(d)
CIRM will promptly notify a Grantee, Collaborator or an Exclusive Licensee of any adverse determination under this provision and the basis therefore, as well as its intention to exercise march-in rights (“March-In Notice”).
(e)
CIRM will not exercise its march-in rights if the Grantee, Collaborator or an Exclusive Licensee promptly takes action to cure the deficiency and such deficiency is cured sooner than one year from the date of the March-In Notice (or longer period by mutual agreement). With respect to a deficiency described in subdivision (b)(3) of this regulation, however, CIRM may exercise such right at any time in the event of a public health or safety emergency declared by the Governor and where CIRM finds that exercise of march-in rights is likely to alleviate the circumstances or conditions that give rise to the emergency declaration.
(f)
Within thirty (30) days of the date CIRM issues a March-In Notice, the subject Grantee may appeal CIRM’s decision to the ICOC by notifying the President of CIRM in writing of its intent to appeal CIRM’s decision. Within sixty (60) days of the March-In Notice date, the subject Grantee must submit a written statement of the reasons for the appeal and any supporting materials it wishes to have considered by the ICOC. Absent extraordinary circumstances, the ICOC shall render a final determination on the appeal within one hundred twenty (120) days of the March-In Notice. In cases where an appeal is filed, CIRM shall not effect a march-in unless and until the ICOC renders a final determination on the appeal. The ICOC may reverse the decision of the CIRM to exercise march-in rights under this regulation for any reason.

Unless provided otherwise by CIRM, any applicant to receive a License or Assignment pursuant to this regulation will be bound by this Chapter as if it were an original Grantee recipient of the funding that resulted in the applicable CIRM-Funded Invention or CIRM-Funded Technology

Exhibit 10.1

EXHIBIT B

ARTICLES OF INCORPORATION

[Omitted]

Already provided

Exhibit 10.1

EXHIBIT C

PATENT RIGHTS

[***]

Exhibit 10.1

EXHIBIT D

BIOSITE SERVICE AGREEMENT OBLIGATIONS

Because Institution is committed to being a center of excellence in research, it will not directly commercialize the products resulting from the research, and must rely on third parties for development and eventual commercialization. The following terms and conditions shall apply in the event that Institution, directly or through one or more Licensees (as defined below), elects to develop a Product (as defined below) for commercialization:

1.
Definitions. For purposes of this Exhibit A, the terms defined in this Section 1 shall have the respective meanings set forth below. All capitalized terms not defined below shall have the respective meanings set forth in Section 1 of the Agreement.
1.1
“First Commercial Sale” shall mean, with respect to any Product and any country, the first sale of such Product by Institution, its licensee or their respective Affiliates to customers who are not Affiliates in such country after all applicable marketing and pricing approvals (if any) have been granted by the applicable governing health authority of such country.
1.2
“License Agreement” means an agreement into which Institution enters with a Third Party (“Licensee(s)”), for the purpose of (i) granting certain rights, (ii) granting an option to certain rights, or (iii) forbearing the exercise of any rights to (a) use a method or composition or perform a service which would otherwise infringe, induce to infringe or contribute to infringement, of any pending or issued claim within patents that are assigned to Institution and claim an Antibody or the use thereof; or (b) make, use or sell Products (whether or not there exist any patents that claim such Products or the use thereof).
1.3
“Net Sales” shall mean, with respect to any Product, the gross sales price of such Product invoiced by Institution’s Licensees or their respective Affiliates to customers who are not Affiliates (or are Affiliates but are the end users of such Product) less, to the extent actually paid or accrued by the selling party, (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers for spoiled, damaged, ou-tdated and returned Product; (b) freight and insurance costs incurred by the selling party in transporting such Product in final form to such customers; (c) cash, quantity and trade discounts, rebates and other price reductions for such Product given to such customers under price reduction programs that are consistent with industry practices and price reductions given for similar products by such selling party; (d) sales taxes incurred on the sale of such selling party in final form to such customers; and (e) customs duties, surcharges and other governmental charges incurred in exporting or importing such Product in final form to such customers.
1.4
“Phase I Clinical Trial” shall mean a human clinical trial in any country that is intended to initially evaluate the safety and/or pharmacological effect of a Product in subjects or that would otherwise satisfy requirements of 21 CFR 312.21(a), or its foreign equivalent;
1.5
“Phase II Clinical Trial” shall mean a human clinical trial in any country that is intended to initially evaluate the effectiveness of a Product for a particular indication or indications in patients with the disease or indication under study or that would otherwise satisfy requirements of 21 CFR 312.21(b), or its foreign equivalent; and
1.6
“Phase III Clinical Trial” shall mean a pivotal human clinical trial in any country the results of which could be used to establish safety and efficacy of a Product as a basis for a BLA or that would otherwise satisfy requirements of 21 CFR 312.21(c), or its foreign equivalent.
1.7
“Product” shall mean a product that directly or indirectly incorporates, contains, uses, is based on or is derived from the Antibody or Antibody Fragment for the Target or the results of the use of the Antibodies.
2.
CONSIDERATION

Exhibit 10.1

2.1
Milestone Payments. The Institution shall require its Licensees to pay to Biosite the following milestone payments with respect to each Product:

$[***]	[***]
$[***]	[***]
$[***]	[***]
$[***]	[***]
$[***]	[***]
$[***]	[***]

2.2
Royalties. For a period twelve (12) years after the First Commercial Sale of each Product in each country, Institution shall require its Licensees to pay to Biosite [***] of Net Sales by such Licensees, their licensees and their respective Affiliates of such Product in such country. Biosite shall be the third party beneficiary of such License Agreements.
3.
PAYMENT REPORTS AND PAYMENT TERMS
3.1
Payment Reports. Within ninety (90) days after the end of each June 30th following the First Commercial Sale of a Product by the Licensees or their sublicensees, Institution or its Licensees shall furnish to Biosite a written report showing in reasonably specific detail, on a Product-by-Product and country-by-country basis, (a) the gross sales of all Products sold by the Licensees, their sublicensees and their respective Affiliates during the twelve (12) months preceding such June 30th and the calculation of Net Sales from such gross sales; (b) the calculation of royalties, if any, that shall have accrued based upon such Net Sales; (c) the withholding taxes, if any, required by law to be deducted with respect to such sales; and (d) the exchange rates, if any, used in determining the amount of United States dollars. With respect to revenues received by the Licensees, their sublicensees or their respective Affiliates and invoiced in United States dollars, all such amounts shall be expressed in United States dollars. With respect to Net Sales of Products by the Licensees, their sublicensees or their respective Affiliates and invoiced in a currency other than United States dollars, all such amounts shall be converted into their equivalent dollar value using such party’s standard accounting procedures and conversion methodology, which shall be consistent with Generally Accepted Accounting Principles. Institution, its Licensees, their sublicensees and their respective Affiliates shall keep complete and accurate records in sufficient detail to enable the amounts payable hereunder to be determined.
3.2
Audits. Upon the written request of Biosite and not more than once in each calendar year, Institution and the Licensees shall permit an independent certified public accounting firm of nationally recognized standing, selected by Biosite and reasonably acceptable to Institution, at Biosite’s expense, to have access during normal business hours to such of the records of Institution and the Licensees that Biosite has not had audited previously under this Agreement as may be reasonably necessary to verify the accuracy of the payment reports hereunder for any year ending not more than twenty-four (24) months prior to the date of such request. If such accounting firm concludes that additional amounts were owed during the audited period, Institution shall pay such additional amounts within thirty (30) days of the date Biosite delivers to Institution such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by Biosite; provided, however, if the audit discloses that the royalties payable by Institution for such period are more than [***] of the royalties actually paid for such period, then Institution shall pay the reasonable fees and expenses charged by such accounting firm. Biosite shall cause its accounting firm to retain all financial information subject to review under this Section 3.2 in strict confidence; provided, however, that Institution shall have the right to require that such accounting firm, prior to conducting such audit, enter into an appropriate non-disclosure agreement with Institution regarding such financial information. The accounting firm shall disclose to Biosite only whether the reports are correct or not and the amount of any discrepancy.

Exhibit 10.1

No other information shall be shared. Biosite shall treat all such financial information as Institution’s Confidential Information (as defined in Section 4.1 of the Agreement).
3.3
Payment Terms.
3.3.1
Milestones. All amounts payable under Section 2.1 of this Exhibit A shall be payable within ninety (90) days of the first June 30th following the occurrence of the applicable event. Payment of amounts in whole or in part may be made in advance of such due dates.
3.3.2
Royalties. All amounts payable as indicated by each payment report provided for under Section 3.1 of this Exhibit shall be payable within ninety (90) days of June 30th of each year under this Agreement and for the period ending on those dates during the term of this Agreement. Payment of amounts in whole or in part may be made in advance of such due dates.
3.3.3
Payment Method. All payments by a party to the other party under this Agreement shall be paid in United States dollars and all such payments shall be originated from a United States bank located in the United States and made by bank wire transfer in immediately available funds to such account as the payee shall designate before such payment is due.
4.
INDEMNITY
4.1
Indemnity. Institution shall, and shall require its Licensees to, indemnify and hold Biosite harmless, and hereby forever releases and discharges Biosite, from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) resulting from all claims, demands, actions and other proceedings by any Third Party to the extent arising from (a) the use of the Antibodies or the making, using or selling of Products by Institution, its Licensees or their Affiliates or sublicensees, (b) the use of any Target, or the development, sale or delivery of an Antibody to the extent it is specific to any Target, by Biosite in performing the Services, or (c) the gross negligence or willful misconduct of Institution, its Licensees or their Affiliates or sublicensees in the performance of its obligations, and its permitted activities, under this Agreement. Notwithstanding any other provision of this paragraph, Institution indemnifies Biosite hereunder, only in proportion to and to the extent that all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) is caused by Institution, it directors, officers and employees. Additionally, Institution will require the same level of indemnification for Biosite in its commercial licenses, if any, arising from the Services hereunder as Institution obtains for itself.
4.2
Procedure. Biosite shall promptly notify Institution of any claim, demand, action or other proceeding for which Biosite intends to claim such indemnification. Institution shall have the right to participate in, and to the extent it so desires jointly with any other indemnitor similarly noticed, to assume the defense thereof with counsel selected by Institution; provided, however, that Biosite shall have the right to retain its own counsel, with the fees and expenses to be paid by Institution, if representation of Biosite by the counsel retained by Institution would be inappropriate due to actual or potential differing interests between Biosite and any other party represented by such counsel in such proceedings. Institution may not settle or otherwise consent to an adverse judgment in any such claim, demand, action or other proceeding that diminishes the rights or interests of Biosite without the prior express written consent of Biosite, which consent shall not be unreasonably withheld or delayed. Biosite, its employees and agents, shall reasonably cooperate with Institution and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by this Section 4.
4.3
Insurance. Institution or its Licensees hereunder shall maintain such insurance with respect to the development, manufacture and sales of Products by Institution, its Affiliates or Licensees in such amounts as Institution, or its Licensees hereunder, customarily maintains with respect to the development, manufacture and sales of its other products. Institution or its Licensees hereunder shall maintain such insurance for so long as it continues to develop, manufacture or sell Products, and thereafter for so long as it customarily maintains insurance for itself covering the development, manufacture and sales of its other products. Biosite shall maintain liability insurance with financially sound and reputable insurers with insurance coverage against loss from such risks and in such amounts as is customary for wellinsured companies or institutions engaged in similar businesses or services,

Exhibit 10.1

including comprehensive liability coverage with contractual liability coverage sufficient to cover its indemnification obligations under this Agreement.